EXHIBIT 99.2
COMMERCIAL NET LEASE REALTY, INC.
Dividend Reinvestment and Stock Purchase Plan
AUTOMATIC CASH INVESTMENT APPLICATION
I. This authorizes the automatic transfer of funds from my (our) checking or banking account to the Commercial Net Lease Realty, Inc. Dividend Reinvestment and Stock Purchase Plan.
1. Name(s)

(Please print exactly as shown on your Commercial Net Lease Realty, Inc. Dividend Reinvestment and Stock Purchase Plan statement or Authorization Form.)
2. Your Plan Account Number

(As shown on your Plan statement. If this is a new enrollment, leave this line blank and attach your completed Authorization Form.)
3. Amount to be deducted monthly from your Account and invested in Commercial Net Lease Realty, Inc. Shares (Minimum $100, Maximum $10,000)

(Your account will be debited or charged on the tenth business day of each month and will be invested on the next investment date.)
4. Name(s) of Depositor(s)

(As shown on bank records and on your checks.)
5. Name of Bank

6. Bank Address

(City)	(State)	(Zip Code)

7. Type of Account                      Checking                      Savings

8. Signature(s)

	Signature of Depositor	Date

	Signature of Joint Depositor, if any	Date
Note: Completion of this form is strictly optional and is not required to enroll in the Commercial Net Lease Realty, Inc. Dividend Reinvestment and Stock Purchase Plan.
II. Attach voided check or deposit slip.

Return To:	Wachovia Bank, N.A.
Shareholder Services Group
1525 West W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28262-8522

Questions:	Call Toll Free 1-800-829-8432
III. If you wish to discontinue automatic cash investments, notify Wachovia Bank, N.A. at the above number.